Exhibit 99.1

Chaparral Energy and Edge Petroleum Terminate Planned Merger

(Oklahoma City) December 17, 2008 – Chaparral Energy, Inc. announced today the execution of a merger termination agreement between Chaparral Energy, Inc., and its subsidiary Chaparral Exploration, L.L.C., and Edge Petroleum Corporation. The termination agreement provides for both parties to terminate the previously announced merger agreement dated July 14, 2008.

Chaparral and Edge entered into the merger termination agreement following the parties’ conclusion that there was no reasonable expectation that all of the closing conditions set forth in the merger agreement would be met on or prior to December 31, 2008, the date on which either party could terminate the merger agreement unilaterally.

Chaparral also executed today a termination and settlement agreement with Magnetar Financial LLC on behalf of itself and its affiliates (“Magnetar”) to terminate their previously announced stock purchase agreement dated July 14, 2008. The stock purchase agreement provided for the sale of 1.5 million shares of Chaparral Series B convertible preferred stock for an aggregate purchase price of $150 million. In conjunction with the termination of the stock agreement with Magnetar, Magnetar will pay Chaparral a $5.0 million termination payment, of which $1.5 million will be paid to Edge for reimbursement of certain expenses.

About Chaparral Energy

Chaparral Energy, Inc. is an independent oil and natural gas production and exploitation company, headquartered in Oklahoma City. The company’s primary producing assets are in the Mid-Continent and the Permian Basin.

Investor and Media Contacts:

John Kilgallon

Director, Investor Relations

(405) 426-4035